Exhibit 10.39

Vantiv, Inc.

Restricted Stock Unit Award Agreement for Non-Employee Directors

Under the 2012 Vantiv, Inc. Equity Incentive Plan

Vantiv, Inc. (the “Company”) hereby issues to the Participant an award (the “Award”) of restricted stock units representing an unfunded, unsecured promise of the Company to deliver shares of the Company’s Class A common stock, par value $0.00001 per share (the “Restricted Stock Units”).  Each Restricted Stock Unit represents the right to receive one share of the Company’s Class A common stock, subject to the vesting and distribution provisions of this Agreement.  The Award and the Restricted Stock Units shall be subject to the restrictions and other terms and conditions set forth in the 2012 Vantiv, Inc. Equity Incentive Plan (the “Plan”) and those set forth in this Agreement, including the Terms and Conditions of Restricted Stock Unit Award for Non-Employee Directors attached hereto as Exhibit A (collectively, the “Agreement”).  Any capitalized terms used in this Agreement and not defined herein shall have the meanings ascribed to such terms in the Plan.

Award of Restricted Stock Units:

Participant Name:

Address:

Number of Restricted Stock Units:

Grant Date:

Vesting Schedule and Settlement:  Subject to the acceleration provisions in this Agreement and the Plan, the Restricted Stock Units will become vested on the earlier of (i) one year after the Grant Date and (ii) the date of the next annual shareholder meeting.  The Restricted Stock Units will be settled as set forth in Section 3 of Exhibit A.

The Participant, by signing below, acknowledges and agrees that the Restricted Stock Units are granted under and governed by the terms, and subject to the conditions, of this Agreement, including the Terms and Conditions of Restricted Stock Unit Award for Non-Employee Directors attached hereto as Exhibit A, and the Plan.

Participant	Vantiv, Inc.

By:
Name	Title:
Date:

Date

Exhibit A

Terms and Conditions of Restricted Stock Unit Award for Non-Employee Directors

1.             Condition to the Participant’s Rights Under this Agreement.  This Agreement shall not become effective, and the Participant shall have no rights with respect to the Award or the Restricted Stock Units, unless and until the Participant has fully executed this Agreement.

2.             Vesting.  Subject in each case to the Participant’s remaining a member of the Board on the vesting date, the Restricted Stock Units awarded under this Agreement shall vest in accordance with the schedules set forth herein unless, prior to the vesting date set forth, the Award and the Restricted Stock Units have become subject to accelerated vesting under the terms and conditions of the Plan.  Restricted Stock Units that are unvested at the time the Participant ceases to serve on the Board shall be forfeited.  Notwithstanding the foregoing, the Restricted Stock Units shall become fully vested upon the termination of the Participant’s service as a member of the Board due to death or Disability.

3.             Distribution.  All Shares issuable pursuant to vested Restricted Stock Units shall be distributed to the Participant (or, in the event of the Participant’s death, to the representatives of the Participant or to any Person to whom the shares have been transferred by will or the applicable laws of descent and distribution) within 90 days following the Distribution Date (as defined below).  For purposes of this Agreement, “Distribution Date” means the first date on which the Participant (i) has ceased to serve on the Board and (ii) is not providing services as an Employee or as an independent contractor to the Company or to any other entity with which the Company would be considered to be a single service recipient or employer under Section 1.409A-1(h)(3) of the Treasury Regulations and the Company does not reasonably anticipate that the Participant will provide such services in the future; provided that, a date will qualify as a Distribution Date only if the Participant has a separation from service (as defined in Section 409A(a)(2)(A)(i) of the Code) on such date.  Within 90 days following the Distribution Date, the Company shall deliver to the Participant one Share for each vested Restricted Stock Unit.  Notwithstanding the foregoing, if the Board determines the Participant is one of the Company’s “specified employees” under Section 409A(a)(2)(B)(i) of the Code at the time of such Participant’s separation from service (as defined in Section 409A(a)(2)(A)(i) of the Code), then any distribution hereunder shall be delayed as provided in Section 18 of the Plan.

4.             Restricted Stock Units Non-Transferable.  The Participant shall not directly or indirectly sell, transfer, pledge, assign or otherwise encumber the Restricted Stock Units or any interest in them, whether by operation of law or otherwise, or make any commitment or agreement to do any of the foregoing.

5.             Cash Dividends; No Rights as a Shareholder.

(a)           Cash Dividends.   If the Company declares cash dividends on its Shares after the Grant Date and prior to the Distribution Date, the Participant shall be entitled to receive additional Restricted Stock Units on each dividend payment date having a Fair Market Value on the dividend payment date equal to the amount of cash dividends payable with respect to the number of Shares represented by the Restricted Stock Units.

Such additional Restricted Stock Units shall vest at the same time as the Restricted Stock Units awarded hereunder and will be subject to the distribution provisions hereof.

(b)           No Rights as a Shareholder.  Other than the rights with respect to cash dividends described in Section 5(a), the Participant shall have no rights of a shareholder with respect to the Restricted Stock Units, whether vested or unvested, including, without limitation, the Participant shall not have the right to vote the Shares represented by the Restricted Stock Units.

6.             Tax Consequences.   The Company shall not be liable or responsible for any tax of the Participant relating to the Restricted Stock Units, and the Participant agrees to be responsible for any and all such taxes relating to the Restricted Stock Units.

7.             Securities Act Compliance.  The delivery of all or any Shares pursuant to Section 3 hereof shall only be effective at such time that the issuance of such Shares will not violate any state or federal securities or other applicable laws.  The Company is under no obligation to effect any registration or the Shares under the Securities Act of 1933 or to effect any state registration or qualification.  The Company may, in its sole discretion, (i) delay the delivery of Shares if it reasonably anticipates that the delivery of Shares will violate state or federal securities or other applicable laws, provided that the Shares will be delivered promptly following the earliest date on which the Company reasonably anticipates that the delivery of Shares will not cause such violation; or (ii) place restrictive legends on such Shares in order to ensure that the issuance of any Shares will be in compliance with federal or state securities laws.

8.             Miscellaneous Provisions.

(a)           Equity Incentive Plan.  These Restricted Stock Units are granted under and subject to the terms and conditions of the Plan, which is incorporated herein and made part hereof by this reference.  In the event of a conflict between the terms of the Plan and this Agreement, the terms of the Plan, as interpreted by the Board or the Committee, shall govern.  The Participant hereby acknowledges receipt of a true copy of the Plan and that the Participant has read the Plan carefully and fully understands its content.  The Participant hereby acknowledges that all decisions, determinations and interpretations of the Board or the Committee in respect of the Plan, this Agreement and the Restricted Stock Units shall be final and conclusive.

(b)           Entire Agreement.  This Agreement and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof.  This Agreement and the Plan supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof.

(c)           Waiver.  No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.

(d)           Choice of Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, as such laws are applied to contracts entered into and performed in such State without reference to principles of conflict of law.

(e)           Waiver of Jury Trial.  The Participant waives any right he or she may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement or the Plan.

(f)            Choice of Forum.

(i)            Jurisdiction.  The Company and the Participant, as a condition to the Participant’s receipt of the Restricted Stock Units, hereby irrevocably submit to the exclusive jurisdiction of any state or federal court located in Hamilton County, Ohio over any suit, action or proceeding arising out of or relating to or concerning the Plan or this Agreement.  The Company and the Participant, as a condition to the Participant’s receipt of the Restricted Stock Units, acknowledge that the forum designated by this Section 8(f)(i) has a reasonable relation to the Plan and this Agreement and to the relationship between the Participant and the Company.  Notwithstanding the foregoing, nothing herein shall preclude the Company from bringing any action or proceeding in any other court for the purpose of enforcing the provisions of Section 8(f).

(ii)           Acceptance of Jurisdiction.  The agreement by the Company and the Participant as to forum is independent of the law that may be applied in the action, and the Company and the Participant, as a condition to the Participant’s receipt of the Restricted Stock Units, (A) agree to such forum even if the forum may under applicable law choose to apply non-forum law, (B) hereby waive, to the fullest extent permitted by applicable law, any objection which the Company or the Participant now or hereafter may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in any court referred to in Section 8(f)(i), (C) undertake not to commence any action arising out of or relating to or concerning the Plan or this Agreement in any forum other than the forum described in this Section 8(f) and (D) agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action or proceeding in any such court shall be conclusive and binding upon the Company and the Participant.

(iii)          Service of Process.  The Participant, as a condition to the Participant’s receipt of the Restricted Stock Units, hereby irrevocably appoints the General Counsel of the Company as the Participant’s agent for service of process in connection with any action, suit or proceeding arising out of or relating to or concerning the Plan or this Agreement, who shall promptly advise the Participant of any such service of process.

(iv)          Confidentiality.  The Participant, as a condition to the Participant’s receipt of the Restricted Stock Units, agrees to keep confidential the existence of, and any information concerning, a dispute, controversy or claim described in Section 8(f), except that the Participant may disclose information concerning such dispute, controversy or claim to the court that is considering such dispute, controversy or claim or to the Participant’s legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute, controversy or claim).

(g)           Construction of Agreement.  Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.

(h)           Non-Transferability.  This Agreement, and any rights or interests therein, shall not be assigned or transferred by the Participant during the Participant’s lifetime, whether by operation of law or otherwise, except by beneficiary designation, will or the laws of descent and distribution.  Any attempt to transfer this Agreement contrary to the terms of this Agreement and/or the Plan shall be null and void and without legal force or effect.

(i)            Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.